                                                                     Exhibit 3.1



                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES D CONVERTIBLE PREFERRED STOCK

                                       OF

                              LEVEL 8 SYSTEMS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


         Level 8 Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD") pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                           I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 3,705 shares of Preferred Stock, is the Series D Convertible Preferred Stock (the "SERIES D PREFERRED STOCK") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "FACE AMOUNT").

                                 II. DIVIDENDS

         The holders of the Series D Preferred Stock shall be entitled to receive dividends on the Series D Preferred Stock, whether in cash, property or otherwise (other than dividends payable solely in shares of Common Stock), out of any assets legally available therefor, ratably with any declaration or payment of any dividend to holders of the Common Stock of the Corporation, when, as and if declared by the Board of Directors, in an amount per share equal to that which the holders would have been entitled to receive had they converted all of the shares of Series D Preferred Stock into Common Stock immediately prior to the payment of such dividends (without giving effect to the limitations contained in Article IV.C).

                            III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:



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         A. "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

         B. "CLOSING BID PRICE" means, for any security as of any date, the last sales price of such security on the OTC Bulletin Board (the "OTC") or other trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series D Preferred Stock ("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the closing bid price of such security on a national exchange or other trading market for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

         C. "CONVERSION DATE" means, for any Optional Conversion (as defined below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; PROVIDED, HOWEVER, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

         D. "CONVERSION PRICE" means $0.32, and shall be subject to adjustment as provided herein.

         E. "ISSUANCE DATE" means the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "SECURITIES PURCHASE AGREEMENT") pursuant to which the Corporation issues, and such purchasers purchase, shares of Series D Preferred Stock upon the terms and conditions stated therein.

         F. "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issuance Date, by and among the Corporation and the initial holders of Series D Preferred Stock.

         G. "TRADING DAY" means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

         H. "WARRANTS" means the warrants issued by the Corporation to the initial holders of Series D Preferred Stock pursuant to the Securities Purchase Agreement.

                                 IV. CONVERSION

         A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series D Preferred Stock may, at any


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time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series D Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                                   FACE AMOUNT
                                CONVERSION PRICE

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series D Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

               (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article XV.B) (the "DELIVERY PERIOD"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock being converted and (y) a certificate representing the number of shares of Series D Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

               (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series D Preferred Stock.

               (iii) No Fractional Shares. If any conversion of Series D Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based


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upon the ten (10) day average Closing Bid Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

               (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

               (v) Adjustment for Dividends. On conversion of shares of Series D Preferred Stock, any accrued but unpaid dividends thereon (pursuant to Article II or otherwise) attributable to the period from the Issuance Date to the Conversion Date with respect to the converted shares of Series D Preferred Stock shall not be canceled, extinguished or forfeited, but rather to the extent of the funds legally available therefor shall be paid in full to the holder thereof by the payment of an amount of shares of Common Stock valued at 100% of the average Closing Bid Price of the Corporation's Common Stock for the five (5) trading days immediately preceding the Conversion Date; provided, however, that the Corporation shall pay such amount in cash if the holder provides the Corporation with ten (10) days prior written notice of its intention to be paid in cash, to the extent of the funds legally available therefor.

         C. Limitations on Conversions. The conversion of shares of Series D Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

               (i) Cap Amount. If, notwithstanding the representations and warranties of the Corporation contained in Section 3(c) of the Securities Purchase Agreement, the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series D Preferred Stock (together with any shares of Common Stock, or securities convertible into Common Stock, issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) in excess of a prescribed amount (the "CAP AMOUNT") (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series D Preferred Stock in excess of the Cap Amount. Assuming solely for purposes of this paragraph (D) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall be 3,863,685 shares. The Cap Amount shall be allocated pro rata to the holders of Series D Preferred Stock as provided in Article XV.C. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII.

               (ii) Additional Restrictions on Conversion or Transfer. In no event shall a holder of shares of Series D Preferred Stock of the Corporation have the right to convert shares of Series D Preferred Stock into shares of Common Stock or to dispose of any shares of Series D Preferred Stock to the extent that such right to effect such conversion or disposition would result in the holder or any of its affiliates


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together beneficially owning more than 4.99% of the outstanding shares of Common
Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.

                    V. RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve 11,578,125 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series D Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the conversion of all of the Series D Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series D Preferred Stock as provided in Article XV.C.

         B. Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 100% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series D Preferred Stock, the Corporation shall immediately notify the holders of Series D Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 100% of the number of shares of Common Stock then issuable upon conversion of all of the outstanding Series D Preferred Stock at the then current Conversion Price. In the event the Corporation fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, each holder of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series D Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 100% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series D Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

                       VI. FAILURE TO SATISFY CONVERSIONS

         A. Conversion Defaults. If, at any time, (x) a holder of shares of Series D Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII, respectively) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock subject to the Registration Rights Agreement to which such holder is entitled upon such conversion, or (y) the Corporation provides written notice to any holder of Series D Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock subject to the Registration Rights Agreement upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) (each of


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(x) and (y) being a "CONVERSION DEFAULT") then the holder may elect at any time and from time to time prior to the Default Cure Date (as defined below) for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series D Preferred Stock purchased by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

               "DEFAULT CURE DATE" means, as applicable, (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series D Preferred Stock, and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of Series D Preferred Stock in accordance with Article IV.A, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series D Preferred Stock held by such holder pursuant to this Article VI.A.

         B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series D Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Paragraph B. The Corporation shall make any payments required pursuant to this Paragraph B in accordance with and subject to the provisions of Article XV.E.

                  VII. INABILITY TO CONVERT DUE TO CAP AMOUNT

         A. Issuance Limitation. If the Corporation is prohibited by Rule 4350 of the NASD or any successor or similar rule, or the rules of any other securities exchange or electronic trading system on which the Common Stock is then listed or traded (a "TRIGGERING EVENT"), from issuing all of the shares of Common Stock issuable upon complete conversion of the Series D Preferred Stock and complete exercise of the Warrants (without giving effect to the limitations on conversion and exercise contained in Article IV.C of this Certificate of Designation and Section 8(g) of the Warrants), the Corporation shall immediately notify the holders of such Triggering Event and, within a period of five (5) days after the occurrence of such Triggering Event, purchase from each holder of the Series D Preferred Stock, at a per share purchase price equal to the greater of (i) the amount by which the Market Price (as defined below) exceeds the then applicable Conversion Price and (ii) an amount equal to the then applicable Conversion Price multiplied by 120% (the "PER SHARE PRICE"), such whole number of shares of Series D Preferred Stock such that the Common Stock issuable upon complete conversion of the Series D Preferred Stock and


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complete exercise of the Warrants (without giving effect to the limitations on conversion and exercise contained in Article IV.C of this Certificate of Designation and Section 8(g) of the Warrants) is no longer prohibited by Rule 4350 of the NASD (or any successor or similar rule) or the rules of any other securities exchange or electronic trading system on which the Common Stock is then listed or traded. In the event that Corporation fails to pay all or any portion of the Per Share Price in accordance with this Article VII.A, the Corporation shall immediately deliver to each holder of Series D Preferred Stock to which any portion of the Per Share Price is due and payable, a promissory note, payable upon demand, in a principal amount equal to the amount of the Per Share Price that such holder is owed in accordance with this Article VII.A, and otherwise in form and substance satisfactory to such holder. For the sake of clarity, in the event that the Conversion Price equals or exceeds the Market Price at any time this Article VII.A is applicable, the Per Share Price shall be an amount equal to the then applicable Conversion Price multiplied by 120%. Any promissory note issued by the Corporation in accordance with this Article VII.A shall bear interest at a rate equal to the lesser of 24% per annum (calculated on a 360 day a year basis) and the highest rate permitted by applicable law.

         For purposes of this Article VII.A, the term "MARKET PRICE," as of any date, (i) means the closing bid price for the Common Stock as reported on the OTC by Bloomberg Financial Markets ("BLOOMBERG") or other nationally recognized reporting service, at the option of the holder hereof, for the ten consecutive trading days immediately preceding such date, or (ii) if the OTC is not the principal trading market for the shares of Common Stock, the average of the reported bid prices reported by Bloomberg or such other nationally recognized reporting service on the principal trading market for the Common Stock during the same period, or, if there is no bid price for such period, the last sales price reported by Bloomberg or such service for such period, or (iii) if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the pink sheets for such security as reported by Bloomberg or such service, or if no bid price is so reported for such security, the last sale price of such security as reported by Bloomberg or such service, or (iv) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Corporation.

               VIII. REDEMPTION AND PENALTY DUE TO CERTAIN EVENTS

         A. Redemption by Holder. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

               (i) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series D Preferred Stock upon conversion of the Series D Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder;

               (ii) the Corporation provides written notice (or otherwise indicates) to any holder of Series D Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series D Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);



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               (iii) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

               (iv) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 60 days of their initiation;

               (v) the Corporation shall:

                    (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                    (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) provided that such merger, consolidation or business combination is required to be reported by the Company on a Current Report pursuant to Item 1 of Form 8-K, or any successor form;

                    (c) either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $250,000 due to any third party, other than payments contested by the Corporation in good faith, or otherwise is in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation; or

                    (d) have thirty-five percent (35%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

then, upon the occurrence of any such Redemption Event, each holder of shares of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series D Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iv), (v),
(vi) and (vii) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series D Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series D

Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series D Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series D Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series D Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series D Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

         B. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Series D Preferred Stock means an amount equal to the greater of:

                  (i)          V     x    M
                            -------
                              C P

         and      (ii)         V     x    R

where:

               "V" means the Face Amount thereof plus all accrued but unpaid dividends thereon (pursuant to Article II or otherwise) through the date of payment of the Redemption Amount;

               "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice;

               "M" means (i) with respect to all redemptions other than redemptions pursuant to paragraph (a) or (b) of Article VIII.A(vii) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) with respect to redemptions pursuant to paragraph (a) or (b) of Article VIII.A(vii) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and holders of a majority-in-interest of the shares of Series D Preferred Stock then outstanding, or if such agreement cannot be reached within five business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority-in-interest of the then outstanding shares of Series D Preferred Stock, with the costs of such appraisal to be borne by the Corporation; and

               "R" means 120%.

         C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series D Preferred Stock within five business days after its receipt of a notice requiring such redemption (a "REDEMPTION NOTICE"), then the holder of Series D Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Series D Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series D Preferred Stock from each holder pro rata, based on the total number of shares of Series D Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series D Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

         D. Penalty Provisions. In the event (each of the events described in clauses (i)-(iv) below after expiration of the applicable cure period (if any) being a "PENALTY EVENT"):

               (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board or the Bulletin Board Exchange, for an aggregate of ten (10) consecutive or more trading days in any nine (9) month period;

               (ii) the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the one hundred and eightieth (180) day following the Issuance Date or such registration statement, or after being declared effective, cannot be utilized by the holders of Series D Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement);

               (iii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by the Corporation or any subsidiary of the Corporation; or

               (iv) except with respect to matters covered by subparagraphs (i)
- (v) of paragraph A above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within 10 business days after the Corporation has been notified thereof in writing by the holder;

         then, upon the occurrence of any such Penalty Event, the Corporation shall thereafter be obligated to pay each holder of shares of Series D Preferred Stock payments ("PENALTY PAYMENTS") for a Penalty Event in the amount of (x) the product of (1) the greater of the Closing Bid Price or the Conversion Price (as of the date of the Penalty Event) multiplied by the number of shares of Common Stock the holder would otherwise be entitled to receive assuming full conversion of the such shares of Series D Preferred Stock in accordance with this Certificate of Designations, Preferences and Rights multiplied by (2) 0.25, multiplied by (y) (N/365), where N equals the number of days from the date the Penalty Event first occurs, (z) plus the amount of any declared and unpaid dividends on such shares of Series D Preferred Stock, for each day a Penalty Event continues until the date that a Penalty Event no longer occurs. The Company may, at its sole option, in lieu paying Penalty Payments to the holder of the Series D Preferred Stock, redeem such shares of Series D Preferred Stock in accordance with paragraph B of this Article VIII.

                                    IX. RANK

         All shares of the Series D Preferred Stock shall rank (i) prior to (a) the Corporation's Common Stock, Series A3 Convertible Preferred Stock, Series B3 Convertible Preferred Stock, and Series C Convertible Preferred Stock; and (b) any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of at least 66% of the Series D Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series D Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of at least 66% of the Series D Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series D Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of at least 66% of the Series D Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series D Preferred Stock (collectively, the "SENIOR Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           X. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (only in the event a holder does not elect its rights with respect to such sale or transfer as set forth in Article XI.B, if applicable) and the consolidation or merger of the Corporation with or into any other entity (only in the event a holder does not elect its rights with respect to such consolidation or merger as set forth in Article XI.B, if applicable) (a "LIQUIDATION Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series D Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series D Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series D Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series D Preferred Stock and holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of the Series D Preferred Stock, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series D Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

         C. The "LIQUIDATION PREFERENCE" with respect to a share of Series D Preferred Stock means an amount equal to the Face Amount thereof plus all accrued but unpaid dividends thereon (pursuant to Article II or otherwise) through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

                    XI. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holders of Series D Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common

Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series D Preferred Stock then outstanding) shall be made with respect to the rights and interests of the holders of the Series D Preferred Stock to the end that the economic value of the shares of Series D Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof). The Corporation shall not effect any Corporate Change unless (i) each holder of Series D Preferred Stock has received written notice of such transaction at least 45 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the holders of a majority of the Series D Preferred Stock) the obligations of this Certificate of Designation (including, without limitation, the obligation to make payments of dividends accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series D Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Distribution. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series D Preferred Stock shall be entitled, upon any conversion of shares of Series D Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article IV.C) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of the Series D Preferred Stock, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series D Preferred Stock receives such securities pursuant to the conversion hereof.

         D. Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any securities which ---------------- are convertible into or exercisable or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series D Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         E. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI amounting to a more than 5% change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment,
(ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series D Preferred Stock.

         F. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by Article XI.A through D, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series D Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

                               XII. VOTING RIGHTS

         Except as otherwise expressly provided elsewhere in this Certificate of Designation or as otherwise required by law, (a) each holder of Series D Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series D Preferred Stock could then be converted, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series D Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing, the Corporation shall provide each holder of Series D Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock.

                          XIII. PROTECTION PROVISIONS

         So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the Delaware General Corporation Law) of the holders of at least 66% of the then outstanding shares of Series D Preferred
Stock:

               (a) alter or change the rights, preferences or privileges of the Series D Preferred Stock;

               (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series D Preferred Stock;

               (c) create any Senior Securities;

               (d) create any Pari Passu Securities;

               (e) increase the authorized number of shares of Series D Preferred Stock;

               (f) issue any shares of Senior Securities or Pari Passu
Securities;

               (g) issue any shares of Series D Preferred Stock other than pursuant to the Securities Purchase Agreement;

               (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities;

               (i) increase the par value of the Common Stock;

               (j) issue any debt securities that would have any preferences over the Series D Preferred Stock upon liquidation of the Corporation;

               (k) cause the Corporation to issue securities such that it would exceed the Issuance Cap (as that terms is defined in either the Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock governing the Corporation's Series A3 Convertible Redeemable Preferred Stock or the Certificate of Designation or Rights, Preferences and Limitations of Preferred Stock governing the Corporation's Series B3 Convertible Redeemable Preferred Stock, in each case, as of the date hereof); or

               (l) issue, grant or sell, or be deemed to have issued, granted or sold, any shares of Common Stock at a price per share less than the Conversion Price in effect at the time of such issuance or grant; or issue, grant or sell, or be deemed to have issued, granted or sold, any Convertible Securities, or any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock, at a price per share for which Common Stock is issuable upon the exercise, conversion or exchange less than the Conversion Price at the time of such issuance or grant.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series D Preferred Stock then outstanding.

                            XIV. PARTICIPATION RIGHT

         A. Participation Right. Subject to the terms and conditions specified in this Article XIV, until the second anniversary of the Issuance Date, the holders of shares of Series D Preferred Stock shall have a right to participate with respect to the issuance or possible issuance of any Additional Securities on the same terms and conditions as offered by the Corporation to the other purchasers of such Additional Securities. Each time the Corporation proposes to offer any Additional Securities, the Corporation shall make an offering of such Additional Securities to each holder of shares of Series D Preferred Stock in accordance with the following provisions:

               (i) The Corporation shall deliver a notice (the "ISSUANCE NOTICE") to the holders of shares of Series D Preferred Stock stating (a) its bona fide intention to offer such Additional Securities, (b) the number of such Additional Securities to be offered, (c) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities.

               (ii) By written notification received by the Corporation, within ten (10) days after giving of the Issuance Notice, any holder of shares of Series D Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that number of such Additional Securities which equals such holder's Pro Rata Amount (as defined below). The "PRO RATA AMOUNT" for any given holder of shares of Series D Preferred Stock shall equal that portion of the Additional Securities that the Corporation proposes to offer which equals the proportion that the number of shares of Common Stock that such holder owns or has the right to acquire (without giving effect to the limitations contained in Article IV.C) bears to the total number of shares of Common Stock then outstanding (assuming in each case the full conversion and exercise of all convertible and exercisable securities then outstanding); PROVIDED, HOWEVER, that in the event that any such holder exercises its right to pay the consideration for the Additional Securities purchasable hereunder with shares of Series D Preferred Stock (as provided in Paragraph B below), then such holder's Pro Rata Amount shall be increased (but not decreased) to the extent necessary to equal (x) such number of shares of Common Stock (if the Additional Securities being issued are Common Stock) or (y) that number of Additional Securities as are convertible into or exchangeable for such number of shares of Common Stock (if the Additional Securities being issued are Convertible Securities), as is obtained by dividing (a) the Redemption Amount attributable to such holder's shares of Series D Preferred Stock being redeemed by (b) (i) the price per share at which such Common Stock is being issued (if the Additional Securities being issued are Common Stock) or (ii) the conversion or exchange price at which such Additional Securities are convertible into or exchangeable for shares of Common Stock (if the Additional Securities being issued are Convertible Securities), and in such event the Corporation shall be obligated to sell such number of Additional Securities to each such holder, even if the aggregate Pro Rata Amount for all such holders exceeds the aggregate amount of Additional Securities that the Corporation had initially proposed to offer. The Corporation shall promptly, in writing, inform each holder of shares of Series D Preferred Stock which elects to purchase all of the Additional Shares available to it ("FULLY-EXERCISING HOLDER") of any other holder's failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of shares of Series D Preferred Stock were entitled to subscribe but which were not subscribed for by such holders which is equal to the proportion that the number of shares of Series D Preferred Stock held by such Fully-Exercising Holder bears to the total number of shares of Series D Preferred Stock held by all Fully-Exercising Holders who wish to purchase any of the unsubscribed shares.

               (iii) If all Additional Securities which the holders of shares of Series D Preferred Stock are entitled to obtain pursuant to Article XIV.A(ii) are not elected to be obtained as provided in Article XIV.A(ii) hereof, the Corporation may, during the 75-day period following the expiration of the period provided in Article XIV.A(ii) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Corporation does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of shares of Series D Preferred Stock in accordance herewith.

               (iv) The participation right in this Article XIV shall not be applicable to (a) any issuance of securities as to which the holders of a majority of the then outstanding shares of Series D Preferred Stock shall have executed a written waiver of the rights contained in this Article XIV; (b) any issuance of securities upon the exercise of any warrants, options or convertible securities issued and outstanding on the Issuance Date that are set forth on
Schedule 3(d) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (c) any issuance of securities upon the grant or exercise of any stock or options to employees, directors or consultants of the Corporation which may hereafter be granted to or exercised by any employee, director or consultant under any stock option or similar benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; (d) the issuance of the Series D Preferred Stock or Warrants; (e) any issuance of securities upon conversion of the Series D Preferred Stock or exercise of the Warrants; (f) any issuance of securities in connection with strategic business partnerships or joint ventures, the primary purpose of which transactions, in the reasonable judgment of the Board of Directors, is not to raise additional capital; or (g) any issuance of securities pursuant to any financing from a bank approved by the Board of Directors.

               (v) The participation right set forth in this Article XIV may not be assigned or transferred, except that such right is assignable by each holder of shares of Series D Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act of 1933, as amended, controlling, controlled by or under common control with, any such holder.

         B. Consideration for Additional Securities. In the event that any holder of shares of Series D Preferred Stock exercises its participation right under this Article XIV and also exercises its redemption right pursuant to
Article VIII.A(vi)(d), such holder shall be entitled to use the shares of Series D Preferred Stock that are being so redeemed as the consideration for the purchase of its allocated portion of Additional Securities pursuant to this
Article XIV, with the shares of Series D Preferred Stock being valued at the Redemption Amount for such purpose.

                               XV. MISCELLANEOUS

         A. Cancellation of Series D Preferred Stock. If any shares of Series D Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series D Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series D Preferred Stock.

         C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock issued to each holder. Each increase to the Cap Amount and the

Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series D Preferred Stock shall be allocated to the remaining holders of shares of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holders.

         D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series D Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series D Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series D Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series D Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series D Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i)
- (iv) of this Paragraph D as of the date of such request.

         E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (E.G., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series D Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses
(i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder.

Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series D Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 6 business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series D Preferred Stock with respect to such unconverted shares of Series D Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series D Preferred Stock.

         G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series D Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series D Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         H. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D Preferred Stock granted hereunder may be waived as to all shares of Series D Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series D Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

         I. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Level 8 Systems, Inc., 8000 Regency Parkway, Cary, NC 27511
Telephone: (919) 380-5005, Facsimile: (919) 461-2690, Attention: John P. Broderick with copies to Powell, Goldstein, Frazer & Murphy LLP, 16th Floor, 191 Peachtree Street, Atlanta, GA 30303, Attention: Scott D. Smith, Esq., Facsimile:
(404) 572-6999, and (ii) if to any holder to the address set forth under such holder's name on the execution page to the Securities Purchase Agreement, and if to SDS Merchant Fund, L.P., or any of its affiliates, with a copy to Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103, Attention: Stephen T. Burdumy, Esq., Facsimile: (215) 988-2757, or such other address as may be designated in writing hereafter, in the same manner, by such person.

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 19th day of March, 2003.

                                       LEVEL 8 SYSTEMS, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series D Preferred Stock)

         The undersigned hereby irrevocably elects to convert ____________ shares of Series D Preferred Stock (the "CONVERSION"), represented by stock certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of Level 8 Systems, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

         Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

         The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series D Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

|_| In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                      Date of Conversion:
                                          ---------------------------------
                      Applicable Conversion Price:
                                                  -------------------------
                      Signature:
                                -------------------------------------------
                      Name:
                           ------------------------------------------------
                      Address:
                              ---------------------------------------------